Exhibit 3.18

ARTICLES OF INCORPORATION

OF

DIAGNOSTIC CARDIOLOGY, INC.

I, GARY PAUL SYMKOVIAK, M.D. the undersigned natural person of the age of twenty-one years or more, acting as incorporator of this corporation under the Utah Professional Corporation Act, adopt the following Articles of Incorporation for the corporation:

ARTICLE I NAME

The name of this corporation is Diagnostic Cardiology, Inc.

ARTICLE II DURATION

The duration of this corporation is perpetual.

ARTICLE III PROFESSION AND PURPOSES

The corporation shall have unrestricted authority to engage in the professional practice of medicine and may own real and personal property necessary or appropriate for rendering those professional services. The corporation may invest its funds in real estate, mortgages, stocks, bonds, or any other type of investment.

ARTICLE IV STOCK

The aggregate number of shares which this corporation shall have authority to issue is 50,000 shares of common

ARTICLE IX OFFICERS

The names and offices of the officers of the corporation shall initially be as follows:

President-	Gary Paul Symkoviak
Vice-President	1827 Parkridge Drive
Salt Lake City, Utah 84121

Secretary-	Maryann Symkoviak
Treasurer	1827 Parkridge Drive
Salt Lake City, Utah 84121

ARTICLE X RESTRICTIVE PROVISIONS

No person not duly licensed to practice medicine in the State of Utah shall serve as a director of the corporation or as an officer of the corporation except that neither the Secretary nor the Treasurer of the corporation need be so licensed.

ARTICLE XI

COMMON DIRECTORS—TRANSACTIONS BETWEEN CORPORATIONS

No contracts or other transactions between this corporation and one or more of its Directors or any other corporation, firm, association, or entity in which one or more of its Directors are directors or officers or are financially interested shall be either void or voidable because of such relationship or interest, or because such Director or Directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction (a) by vote or consent sufficient for the purpose without counting the votes or consents of such interested Director; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.

Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.

DATED this 30 day of June, 1981.

/s/ GARY PAUL SYMKOVIAK
GARY PAUL SYMKOVIAK
Incorporator

a Notary Public, hereby certify that on the 30th day of June, 1981, Gary Paul Symkoviak M.D. personally appeared before me who, being by me first duly sworn declared that he was the person who signed the forgoing documents as incorporator and that the statements therein contained are true.

NOTARY PUBLIC Residing at:
My Commission Expires:	Salt Lake City, Utah
2/19/81